Exhibit 99.1

SiriusPoint Appoints Insurance Industry Veteran Bronek Masojada to Board of Directors

HAMILTON, Bermuda, May 03, 2023 -- SiriusPoint Ltd. (“SiriusPoint” or the “Company”) (NYSE: SPNT), a global specialty insurer and reinsurer, today announced that it has appointed Bronek Masojada to the Company’s Board of Directors, effective May 2, 2023.

An insurance industry veteran, Mr. Masojada brings to the SiriusPoint board nearly 30 years of public company executive leadership experience. Mr. Masojada spent 28 years at Hiscox Group, a global specialist insurer and reinsurer, including more than two decades as its Chief Executive Officer. Mr. Masojada also brings a wealth of experience in driving growth and optimizing operations. Under his leadership, Hiscox significantly grew its revenue to almost $5 billion, and expanded its geographic footprint to 34 locations across the world. Currently, Mr. Masojada serves as Chair of Placing Platform Limited, the industry utility driving digitization of the London Insurance Market.

Sharon Ludlow, Interim Chair of the Board, said, “We are delighted to welcome Bronek to the SiriusPoint board. His extensive industry and executive leadership experience complements our existing board and will be a great asset to SiriusPoint. With his background of company development and growth, he is exceptionally well placed to support SiriusPoint’s management team in the delivery of their strategic goals and continued focus on performance and value creation.”

Mr. Masojada commented, “I am honored to be joining the board of SiriusPoint. The Company has robust foundations and I have been greatly impressed by the strides taken to build the business under its new executive leadership. I look forward to working with the board and the executive team to realize their plans.”

Gretchen A. Hayes, as announced on April 12, 2023, has made the decision to not stand for re-election at the Company’s 2023 Meeting of Shareholders. Following the appointment of Mr. Masojada and the departure of Ms. Hayes, the SiriusPoint board will consist of nine directors, six of whom are independent.

About Bronek Masojada

Mr. Masojada currently serves as Chair of Placing Platform Limited, the industry utility driving digitization of the London Insurance Market. For more than two decades from 2000 to 2021, Mr. Masojada served as Chief Executive Officer of Hiscox Group, a global specialist insurer and reinsurer. Mr. Masojada first joined Hiscox in 1993 as Group Managing Director. Prior to joining Hiscox, Mr. Masojada began his career at McKinsey & Company. Mr. Masojada served as Deputy Chairman of Lloyd’s from 2001 to 2007 and as Chairman of the Lloyd’s Tercentenary Research Foundation from 2008 to 2014. A dedicated member of his community, Mr. Masojada chairs the East End Community Foundation which serves residents in Newham, Tower Hamlets, Hackney and the City of London. Mr. Masojada received a Bachelor of Science degree in Civil Engineering from the University of KwaZulu Natal, and a Master of Philosophy in Management Studies from the University of Oxford, where he was a Rhodes Scholar.

PRESS RELEASE

About SiriusPoint

SiriusPoint is a global underwriter of insurance and reinsurance providing solutions to clients and brokers around the world. Bermuda-headquartered with offices in New York, London, Stockholm and other locations, we are listed on the New York Stock Exchange (SPNT). We have licenses to write Property & Casualty and Accident & Health insurance and reinsurance globally. Our offering and distribution capabilities are strengthened by a portfolio of strategic partnerships with Managing General Agents within our Insurance & Services segment. With over $3.0 billion total capital, SiriusPoint’s operating companies have a financial strength rating of A- (Excellent) from AM Best, S&P and Fitch. For more information, please visit www.siriuspt.com.

Forward-Looking Statements

We make statements in this press release that are forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include, but are not limited to, the impact of general economic conditions and conditions affecting the insurance and reinsurance industry; the adequacy of our reserves; fluctuation in the results of operations; pandemic or other catastrophic event, such as the ongoing COVID-19 outbreak; uncertainty of success in investing in early-stage companies, such as the risk of loss of an initial investment, highly variable returns on investments, delay in receiving return on investment and difficulty in liquidating the investment; the costs, expense and difficulties of the integration of the operations of Third Point Reinsurance Ltd. and Sirius International Insurance Group, Ltd.; our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market and investment income fluctuations; trends in insured and paid losses; regulatory and legal uncertainties; and other risk factors described in SiriusPoint’s Annual Report on Form 10-K for the period ended December 31, 2022. Except as required by applicable law or regulation, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, or new information, data or methods, future events or other circumstances after the date of this press release.

Contacts

Investor Relations

Dhruv Gahlaut, SiriusPoint

dhruv.gahlaut@siriuspt.com

+44 7514 659 918

Media

Sarah Hills, Rein4ce
sarah.hills@rein4ce.co.uk
+44 7718882011